Exhibit 99.1

Microchip Technology Incorporated Prices $2.0 Billion Note Offering

CHANDLER, Ariz. – May 23, 2018 – Microchip Technology Incorporated (NASDAQ:MCHP) (“Microchip,” “we” or “our”) announced today the pricing of two series of its notes in an aggregate principal amount of $2.0 billion in an unregistered offering. Of these Notes, $1,000,000,000 will mature on June 1, 2021 (the “2021 Notes”) and will bear interest at an annual rate of 3.922 percent and $1,000,000,000 will mature on June 1, 2023 (the “2023 Notes” and together with the 2021 Notes, the “Notes”) and will bear interest at an annual rate of 4.333 percent. This offering is expected to close on May 29, 2018 subject to customary closing conditions.

Microchip intends to use a combination of the net proceeds from the offering of the Notes, cash on hand, borrowings under its revolving credit facility and borrowings under a new term loan facility to fund the cash consideration and other amounts payable in respect of its previously announced acquisition of Microsemi Corporation (“Microsemi” and such acquisition, the “Merger”).

The Notes will be sold in the United States only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States only to non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

If Microchip does not consummate the Merger on or prior to June 1, 2019, Microchip will be required to redeem each series of notes at a redemption price equal to 101% of the principal amount of the applicable series of notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The Notes will be guaranteed on a joint and several basis by the Company and its subsidiaries (including, following consummation of the Microsemi Merger, Microsemi Corporation and certain of its subsidiaries) that guarantee obligations under the Company’s revolving credit facility.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these Notes, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The Microchip name and logo are registered trademarks of Microchip Technology Incorporated in the USA and other countries. All other trademarks mentioned herein are the property of their respective companies.

Investor Relations Contact:

J. Eric Bjornholt – CFO

(480) 792-7804